EXHIBIT 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

All Dollar amounts are expressed in United States Dollars.

The following discussion and analysis should be read in conjunction with ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations’’ contained in our Annual Report on Form 10-K for the year ended December 31, 2008 as well as with the consolidated financial statements and related notes and the other information appearing elsewhere in this report.  As used in this report, unless the context otherwise indicates, references to ‘‘we,’’ ‘‘our,’’ “us,” the “Company” or ‘‘Apollo’’ refer to Apollo Gold Corporation and its subsidiaries collectively.  The financial statements in this Form 10-Q have been prepared in accordance with generally accepted accounting principles in the United States (U.S. GAAP).  For a reconciliation to GAAP in Canada (Canadian GAAP), see Note 17 to the consolidated financial statements set forth above.

In this Form 10-Q, the terms “cash operating cost,” “total cash cost” and “total production cost” are non-GAAP financial measures and are used on a per ounce of gold sold basis.  Cash operating costs per ounce is equivalent to direct operating cost as found on the Consolidated Statements of Operations, less production royalty expenses and mining taxes but includes by-product credits for payable silver, lead, and zinc production, where applicable.  Total cash costs is equivalent to cash operating costs plus production royalties and mining taxes.  The term “total production costs” is equivalent to total cash costs plus non-cash costs including depreciation and amortization.  See “Reconciliation of Cash Operating and Total Production Costs Per Ounce” below.  References in this Form 10-Q to “$” are to United States dollars.  Canadian dollars are indicated by the symbol “Cdn$”.

BACKGROUND AND RECENT DEVELOPMENTS

We are principally engaged in gold mining including extraction, processing, refining and the production of other by-product metals, as well as related activities including exploration and development of mineral deposits principally in North America.  We own Black Fox, an open pit mine and mill located in the Province of Ontario, Canada (the “Black Fox project”).  The Black Fox project consists of an open pit mine site situated seven miles east of Matheson and a mill complex 12 miles west of Matheson.  Mining of ores from the open pit at the Black Fox project began in March 2009 and milling operations commenced in April 2009.  The Black Fox project also includes an underground mine, of which we expect will commence mining operations in 2011.

We are the operator of the Montana Tunnels mine, which is a 50% joint venture with Elkhorn Tunnels, LLC (“Elkhorn”).  The Montana Tunnels mine is an open pit mine and mill located near Helena, Montana, which produced gold doré and lead-gold and zinc-gold concentrates.  The Montana Tunnels mine ceased milling operations on April 30, 2009 and we placed the mine and mill on care and maintenance at that time.  Our 50% interest in the joint venture is accounted for using the equity method, whereby our share of the joint venture’s earnings and losses is included in operations and its investments therein are adjusted by a similar amount.

We also own Mexican subsidiaries which own concessions at the Huizopa exploration property located in the Sierra Madres in Chihuahua, Mexico.

Black Fox

We commenced open pit operations at the Black Fox project with the first blast on March 18, 2009 and as of May 1, 2009, we had mined 240,000 tonnes of material of which 75,000 tonnes was ore.  16,000 tonnes of this ore has been crushed and transported to the Black Fox mill located 26 kilometers west of the mine site.

The commissioning of the upgraded mill, with the exception of the new ball mill, commenced in mid April utilizing an existing low grade ore stockpile and it has progressed steadily throughout the month of April.  During the first week of May 2009, the new ball mill was brought online and we are now processing normal grade ores from the Black Fox open pit.  We expect the throughput rate will be slowly increased towards our primary objective of 1,500 tonnes of ore per day by the end of May as previously forecast.  The first gold pour and sales are scheduled to occur prior to the end of May 2009.

Capital expenditures for the three months ended March 31, 2009 were approximately $22 million, which included (1) $13 million towards the cost of upgrading the Black Fox mill to increase its throughput rate from 1,100 tonnes per day to 2,000 tonnes per day, (2) $3 million for contract pond and road construction at the mine site and (3) capitalized expenditures of $6 million including contract pre-stripping of the open pit.

On February 20, 2009, we entered into a $70 million project debt facility agreement (“Project Facility”) with Macquarie Bank Ltd. and RMB Australia Holdings Limited (“the Banks”).  See “Material Changes in Liquidity” below for a detailed discussion of the Project Facility.

As a part of the Project Facility, we entered into a hedging program with the Banks covering both gold sales and part of our Canadian dollar operating costs.  Specifically, we have entered into a 250,430 ounce gold forward sales program which will be allocated across the four year term of the Project Facility.  The weighted average price of the sales program is $876 per ounce of gold.  We entered into a program to purchase Cdn$70.2 million for the equivalent of US$58 million, at an exchange rate of US$1 = Cdn$1.21, over a period covering the four year term of the Project Facility.

Montana Tunnels

During the first quarter 2009, the mill processed 1,086,163 tons of ore, which had been stockpiled as of December 31, 2008, at an average throughput of 12,100 tons per day for the quarter.  As at March 31, 2009, the ore stockpile sitting alongside the mill was sufficient for the mill to operate through April 30, 2009.  Payable production in the first quarter was 7,700 ounces of gold, 99,000 ounces of silver, 2,392,000 pounds of lead and 8,185,000 pounds of zinc.

Grade:		Recoveries:
Gold ounces per ton	0.0105	Gold	75.63%
Silver ounces per ton	0.1611	Silver	76.75%
Lead %	0.1600	Lead	89.86%
Zinc %	0.5360	Zinc	85.17%

Total cash costs for the first quarter 2009 on a by-product basis were $993 per ounce of gold and on a co-product basis they were $971 per ounce of gold, $15.13 per ounce of silver, $0.61 per lb of lead and $0.56 per lb of zinc.  For the first quarter 2009, the higher cash costs per ounce of gold on a by-product basis compared to the first quarter 2008 are mainly the result of a 59% reduction in by-product credits due to a 58% decline in realized zinc prices and a 49% decrease in realized lead prices combined with a 44% decline in lead production.

The Montana Tunnels mine ceased milling operations on April 30, 2009 and we placed the mine and mill on care and maintenance at that time.

We have received all necessary permits to expand the current pit, which expansion plan we refer to as the M Pit project.  The M Pit project would involve a 12 month pre-stripping program that would cost approximately $70 million, during which time no ore would be produced.  We are not currently engaged in discussions with financing sources for our estimated $35 million share of the financing costs.  The decision to proceed with the M Pit project must be agreed to by both Apollo and Elkhorn.  We and our joint venture partner have not yet made a production decision on the M Pit project and such decision will depend, among other things, on securing financing for the $70 million and the prices of gold, silver, lead and zinc and available smelter terms.

Huizopa Project

Following the completion of our 2008 drilling program, we expect to publish a Canadian National Instrument 43-101 for the Huizopa project by the end of May 2009.  This 43-101 will more fully describe the property and the drill results.  This 43-101 will not contain any resources or reserves.

Montana Tunnels Production & Metals Price Averages

The table below summarizes Montana Tunnels joint venture production of gold, silver and other metals, as well as average metal prices and other key statistics, for each period indicated.  Our 50% interest in the joint venture is accounted for using the equity method, whereby our share of the joint venture’s earnings and losses is included in operations and its investments therein are adjusted by a similar.
	Three months ended March 31, 2009	Three months ended March 31, 2008
Metal Sales:
Gold (ounces)	7,730	13,866
Silver (ounces)	99,298	170,096
Lead (pounds)	2,391,988	4,249,390
Zinc (pounds)	8,185,460	8,863,594
Total revenue ($millions)	$14.7	$31.8
Total cash and production costs on a by-product basis:
Total cash costs per ounce of gold	$993	$(155)
Total production costs per ounce of gold	$1,059	$(108)
Total cash costs on a co-product basis:
Total cash costs per ounce of gold	$971	$495
Total cash costs per ounce of silver	$15.13	$7.25
Total cash costs per pound of lead	$0.61	$0.72
Total cash costs per pound of zinc	$0.56	$0.55
Average metal prices:
Gold - London bullion mkt. ($/ounce)	$909	$927
Silver - London bullion mkt. ($/ounce)	$12.61	$17.68
Lead - LME ($/pound)	$0.53	$1.31
Zinc - LME ($/pound)	$0.52	$1.10

RECONCILIATION OF CASH OPERATING AND TOTAL PRODUCTION COSTS PER OUNCE

($ in thousands)	Three months ended March 31, 2009	Three months ended March 31, 2008
Gold ounces sold	7,730	13,866
Direct operating costs	$15,070	$16,006
Less: Mining taxes, royalty expenses	654	982
By-product credits	7,396	18,158
Cash operating cost	7,020	(3,134)
Cash operating cost per ounce of gold	$908	$(226)
Cash operating costs	7,020	(3,134)
Add: Mining taxes, royalty expenses	654	982
Total cash costs	7,674	(2,152)
Total cash cost per ounce of gold	$993	$(155)
Total cash costs	7,674	(2,152)
Add: Depreciation & amortization (operations only)	512	650
Total production costs	8,186	(1,502)
Total production cost per ounce of gold	$1,059	$(108)

MATERIAL CHANGES IN RESULTS OF OPERATIONS

Three Months Ended March 31, 2009 Compared to the Three Months Ended March 31, 2008

Operating Expenses

Depreciation and Amortization.  Depreciation and amortization expenses were $0.01 million and $0.03 million for the three months ended March 31, 2009 and 2008, respectively.

General and Administrative Expenses.  General and administrative expenses were $0.9 million and $0.9 million for the three months ended March 31, 2009 and 2008, respectively.

Exploration and Business Development Expense.  Expenses for exploration and development totaled $0.2 million and $2.0 million for the three months ended March 31, 2009 and 2008, respectively.  Expenses for 2009 consisted of drilling and related land expenses mainly at our Huizopa project in Mexico, while expenses for 2008 were largely related to the Black Fox Project.

Total Operating Expenses.  As a result of these expense components, our total operating expenses decreased 60% to $1.2 million for the three months ended March 31, 2009, from $2.9 million for the three months ended March 31, 2008.

Other Expenses (Income)

Interest Income and Interest Expense.  We realized interest income of $0.04 million and interest expense of $0.8 million during the three months ended March 31, 2009 compared to $0.1 million in interest income and $2.4 million in interest expense during the three months ended March 31, 2008.  Additionally, interest of $0.8 million was capitalized for the development of the Black Fox project, which included $0.2 million of accretion on the debt discount for the Project Facility.

Debt Transaction Costs.  During the three months ended March 31, 2009, we recorded debt transaction costs of $1.2 million.  The $1.2 million costs are related to the issuance of common shares and warrants issued to a financial advisory services firm for services.

Loss on Modification of Convertible Debentures.  During the three months ended March 31, 2009, we recorded a loss on modification of convertible debentures of $2.0 million.  The $2.0 million loss is in connection with the issuance of shares and warrants in for the one year extension of $4.3 million face value Series 2007-A convertible debentures.

Unrealized Losses on Derivative Contracts.  Unrealized losses on derivative contacts of $18.4 million for the three months ended March 31, 2009 are comprised of (1) a $0.5 million loss for the change in value recorded for gold, silver and lead contracts held as of December 31, 2008 that matured during the quarter, (2) a $16.1 million loss recorded for the fair value of gold forward sales contracts as of March 31, 2009 that were entered into on February 20, 2009 in connection with the Project Facility and (3) a $1.8 million loss recorded for the fair value of Canadian dollar contracts as of March 31, 2009 that were entered into on February 20, 2009 also in connection with the Project Facility.

Equity (Loss) Earnings in Montana Tunnels Joint Venture

We realized a $0.6 million loss from our equity investment in the Montana Tunnels joint venture for the three months ended March 31, 2009 compared to a $7.3 million gain for the three months ended March 31, 2008.  This was due largely to the venture’s 54% decrease in revenue during those periods, offset slightly by a 7% decrease in the joint venture’s operating costs.

Net (Loss) Income

As a result of the foregoing, the Company recorded a net loss of $28.4 million, or ($0.13) per share, for the three months ended March 31, 2009, as compared to net income of $2.3 million, or $0.01 per share, for the three months ended March 31, 2008.

MATERIAL CHANGES IN LIQUIDITY

To date, we have funded our operations primarily through issuances of debt and equity securities and cash generated by the Montana Tunnels joint venture.  At March 31, 2009, we had cash of $4.6 million, compared to cash of nil million at December 31, 2008.  The increase in cash since December 31, 2008 is primarily the result of financing cash inflows of $17.6 million and operating cash inflows of $0.7 million, partially offset by investing cash outflows of $13.7 million.

During the three months ended March 31, 2009, net cash used in investing activities totaled $13.7 million.  Capital expenditures for property, plant and equipment of $21.9 million were for the development of the Black Fox project.  Cash inflows for restricted cash and certificates of deposit of $8.2 million were comprised of (1) $10.0 million being release from restricted cash upon meeting certain requirements of our lenders and (2) $3.1 million related restricted cash from flow-through share offerings, which were offset by (1) a $1.7 million increase in restricted cash due to the balance of cash in a restricted account controlled by the Banks as of March 31, 2009 and (2) a $3.2 million increase in our environmental bonding posted during the quarter for Black Fox reclamation.

During the three months ended March 31, 2009, cash provided by financing activities was $17.6 million.  Cash inflows of financing activities included drawdowns of the $38.0 million Project Facility ($41.5 million less the arrangement fee of $3.5 million) and the exercise of 2.8 million warrants at an exercise price of $0.176 per common share for proceeds of $0.5 million.  These inflows were partially offset by cash outflows for repayment of debt of $20.9 million which included the repayment of a $15.0 million bridge facility.

We estimate that with our March 31, 2009 cash balance of $4.6 million, the projected cash flows from Black Fox and the utilization of the undrawn amounts of the $70.0 million Project Facility, we will have sufficient funds to (1) fund the remainder of the 2009 work programs for the continued development of Black Fox, (2) fund $0.5 million of exploration at Huizopa, (3) repay $15.3 million principal due in 2009 on the Project Facility and (4) fund corporate overhead.

Black Fox $70 Million Project Facility

The Project Facility refinanced a $15 million bridge facility (the “Bridge Facility”) entered into on December 10, 2008.  Under the Project Facility agreement, we may borrow up to $70 million from the Banks at any time between February 20, 2009 and June 30, 2009, after which time any undrawn portion of the $70 million commitment will be cancelled and will no longer be available for drawdown.  The Project Facility requires us to use proceeds from the facility only for: (i) the funding of the development, construction and operation of our Black Fox project; (ii) the funding of certain fees and costs due under the Project Facility and certain related project agreements; (iii) corporate expenditures of up to $7 million as approved by the Banks in our corporate budget ($3.7 million of which was used to repay the February 2007 convertible debentures, and interest thereon, not held by RAB Special Situation (Master) Fund Limited (“RAB”)); (iv) repayment of $15.3 million principal and interest under the Bridge Facility and (v) any other purpose that the Banks approve.

The Project Facility was subject to an arrangement fee of $3.47 million, which was paid upon the initial drawdown under the Project Facility, and a commitment fee equal to 1% per annum calculated on a daily basis on the average monthly balance of the undrawn commitment, which is payable in arrears on March 31, 2009 and June 30, 2009.  Amounts borrowed under the Project Facility bear interest at the London interbank offered rate (“LIBOR”) plus 7% per annum and interest is payable monthly commencing March 31, 2009 and in accordance with the applicable interest period (currently monthly but may be monthly, quarterly or such other period agreed to by the Banks and us).  Once fully drawn, the $70 million principal amount is repayable by us in accordance with the following schedule:

Repayment Date	Repayment Amount
September 30, 2009	$9,300,000
December 31, 2009	$6,000,000
March 31, 2010	$4,400,000
June 30, 2010	$4,000,000
September 30, 2010	$3,200,000
December 31, 2010	$2,200,000
March 31, 2011	$1,800,000
June 30, 2011	$2,700,000
September 30, 2011	$2,800,000
December 31, 2011	$2,900,000
March 31, 2012	$4,900,000
June 30, 2012	$6,800,000
September 30, 2012	$9,000,000
December 31, 2012	$3,800,000
March 31, 2013	$6,200,000

In connection with the Project Facility, we issued 34,836,111 warrants to the Banks (11,637,775 to RMB and 23,198,336 to Macquarie Bank) as consideration for financing services provided in connection with the Project Facility.  Each warrant entitles the holder to purchase one of our common shares pursuant to the terms and conditions of the warrant.  The warrants expire on February 20, 2013 and have an exercise price of Cdn$0.252 per warrant share, subject to customary anti-dilution adjustments.  We have agreed to use our best efforts to register the resale of the shares issuable upon exercise of the warrants with the SEC promptly following the execution of the Project Facility.  The warrants are in addition to the 42,614,254 warrants issued to the Banks in connection with the Bridge Facility.  Following the issuance of the 34,836,111 warrants provided in connection with the Project Facility and assuming exercise by the Banks of all warrants held by them, RMB and Macquarie Bank would beneficially own 14.88% and 18.54%, respectively, of our issued and outstanding capital stock (on an otherwise undiluted basis).

Borrowings under the Project Facility are secured by a first lien on substantially all of our assets, including the Black Fox project, and the stock of our subsidiaries.

The Project Facility contains various financial and operational covenants that impose limitations on us.  These include, among other things, limitations and covenants regarding:  (i) the conduct of the Black Fox project and use of related assets; (ii) the completion of the Black Fox project; (iii) the use of our funds; (iv) compliance with applicable laws and permits; (v) mining rights at the Black Fox project; (vi) our corporate budget; (vii) provision of information; (viii) maintenance of accounting records; (ix) maintenance of corporate existence; (x) compliance with certain material agreements; (xi) capital maintenance requirements; (xii) payment of indebtedness and taxes; (xiii) amendments to existing agreements relating to the Black Fox project or entry into any such agreements; (xiv) amendments to governing documents; (xv) disposition of or encumbrance of certain assets; (xvi) engaging in other lines of business; (xvii) incurrence of indebtedness; (xviii) related party transactions; (xix) creation of new subsidiaries; (xx) dividends and other distributions; (xxi) maintenance of the property securing the Project Facility; (xxii) insurance; (xxiii) subordination of intercompany claims; (xxiv) tradability of the warrant shares under Canadian securities laws; (xxv) registration of the warrant shares under United States securities laws; (xxvi) maintenance of listing status on the TSX and status as a reporting issuer under Canadian securities laws; (xxvii) maintenance of certain financial coverage ratios and minimum project reserves; (xxviii) satisfaction of a minimum tangible net worth test; and (xxix) maintenance of the hedging arrangements described above; and (xxx) the operation of the Black Fox project in compliance with an agreed cash flow budgeting and operational model.

Subject in certain cases to applicable notice provisions and cure periods, events of default under the Project Facility include, without limitation: (i) failure to make payments when due; (ii) certain misrepresentations under the Project Facility and certain other documents; (iii) breach of financial covenants in the Project Facility; (iv) breach of other covenants in the Project Facility and certain other documents; (v) loss of certain mineral rights; (vi) compulsory acquisition or expropriation of certain secured property by a government agency; (vii) certain cross-defaults on other indebtedness of our company; (viii) entry of certain judgments against us that are not paid or satisfied; (ix) enforcement of encumbrances against our material assets (or any such encumbrance becomes capable of being enforced); (x) events of liquidation, receivership or insolvency of our company; (xi) maintenance of listing status on the TSX or NYSE Amex and status as a reporting issuer under Canadian securities laws; or (xii) occurrence of any event which has or is reasonably likely to have a material adverse effect on our assets, business or operations, our ability to perform under the Project Facility and other transaction documents, the rights of the Banks or the enforceability of a transaction document.  The Project Facility provides that in the event of default, the Banks may declare that the debts and monetary liabilities of our company are immediately due and payable and/or cancel the credit facility and foreclose on our assets.

As at March 31, 2009, the Company was in compliance with the various financial and operational covenants of the Project Facility.

Extension of maturity date for February 2007 convertible debentures held by RAB

On February 23, 2007, we concluded a private placement pursuant to which we sold $8,580,000 aggregate principal amount of convertible debentures due February 23, 2009.  Each $1,000 principal amount of the February 2007 convertible debentures was convertible at the option of the holder into 2,000 of our common shares, at any time until February 23, 2009.  Additionally, each $1,000 principal amount of the February 2007 convertible debentures included 2,000 common share purchase warrants, entitling the holder to purchase one of our common shares at an exercise price of $0.50 per share, with such accompanying warrants expiring February 23, 2009.  We filed a Form 8-K with the SEC on February 26, 2007 disclosing the terms of the February 2007 convertible debentures, the warrants and the private placement pursuant to which such securities were issued.

RAB owns $4,290,000 principal amount of February 2007 convertible debentures (on which $772,200 of interest was accrued and unpaid on the maturity date of February 23, 2009) and 8,580,000 accompanying warrants.  We and RAB agreed to extend the original maturity date of the February 2007 convertible debentures owned by RAB to February 23, 2010.  Furthermore, RAB agreed that we shall have the option to repay the $772,200 of accrued interest on RAB’s February 2007 convertible debentures in either our common shares or cash.  We elected to pay the accrued interest in common shares and issued 2,444,765 shares to RAB calculated by dividing the accrued interest owed by the volume weighted average market price of our common shares as quoted on the Toronto Stock Exchange during the five trading days ending February 23, 2009.  In consideration for the foregoing, we agreed to (i) issue 2,000,000 common shares to RAB, (ii) extend the expiration date of the accompanying warrants issued to RAB to March 5, 2010 and (iii) reduce the exercise price of the accompanying warrants issued to RAB from $0.50 to $0.25.  The terms and conditions of the $3,148,100 aggregate principal amount of February 2007 convertible debentures and accompanying warrants not owned by RAB were not amended and we repaid the principal amount and accrued interest thereon to the holders thereof on in cash February 23, 2009.

In December 2008, we retained Haywood Securities Inc., (“Haywood”), to provide financial and advisory services, in connection with the repayment or restructuring of the February 2007 convertible debentures.  In consideration for those services, we agreed to issue 1,000,000 of our common shares to Haywood by February 28, 2009.  In addition, the Black Fox Project Facility constituted an “alternative transaction” under the terms of our agreement with Haywood, which required us to pay certain compensation to Haywood.  Specifically, we were obligated to compensate Haywood by issuing to it 2,172,840 common shares and 2,567,901 common share purchase warrants exercisable for a two year period at an exercise price of Cdn$0.256 per share.

MATERIAL CHANGES IN CONTRACTUAL OBLIGATIONS

Not applicable.

MATERIAL CHANGES IN OFF BALANCE SHEET ARRANGEMENTS

At March 31, 2009, we had no existing off-balance sheet arrangements, as defined under SEC rules, that have or are reasonably likely to have a material current or future effect on our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

ENVIRONMENTAL

The Company’s current environmental liabilities are at Black Fox.  As of March 31, 2009, we have accrued $2.2 million related to reclamation, an increase of $0.8 million from December 31, 2008.  These liabilities are covered by restricted certificates of deposit totaling $7.3 million at March 31, 2009.  We have accrued the present value of management’s estimate of the environmental liabilities as of March 31, 2009.

DIFFERENCES BETWEEN U.S. AND CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP)

The Company reports under U.S. GAAP and reconciles to Canadian GAAP.  The application of Canadian GAAP has a significant effect on the net loss and net loss per share.  For a detailed explanation see Note 17 of our interim financial statements.

CRITICAL ACCOUNTING ESTIMATES AND POLICIES

The preparation of financial statements in conformity with generally accepted accounting principals requires management to make a variety of estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting periods covered by the financial statements.

For other critical accounting policies, please refer to Note 3 to the consolidated financial statements set forth above and to the changes in accounting policies described below.

CHANGES IN ACCOUNTING POLICIES

In September 2006, the guidance for fair value measurements and disclosure was updated to define fair value, establish a framework for measuring fair value, and expand disclosures about fair value measurements.  This guidance does not require any new fair value measurements but rather eliminates inconsistencies in guidance found in various prior accounting pronouncements.  The provisions of the updated guidance were adopted January 1, 2008.  In February 2008, an update to the guidance was issued which delayed the effective date for nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis. The Company adopted the updated guidance for the Company’s nonfinancial assets and liabilities measured at fair value on a nonrecurring basis on January 1, 2009.

All of the Company’s financial assets and liabilities are measured at fair value using Level 1 inputs with the exception of (1) derivative contracts which use Level 2 inputs and (2) auction rate securities which use Level 3 inputs (See Note 6).  The adoption of updated guidance did not have a material impact on the Company’s financial position, results of operations or cash flows.

In October 2008, the guidance was further updated to provide guidance on how the fair value of a financial asset is to be determined when the market for that financial asset is inactive.  The guidance states that determining fair value in an inactive market depends on the facts and circumstances, requires the use of significant judgment and, in some cases, observable inputs may require significant adjustment based on unobservable data. Regardless of the valuation technique used, an entity must include appropriate risk adjustments that market participants would make for nonperformance and liquidity risks when determining fair value of an asset in an inactive market.  The guidance was effective upon issuance.  The Company has incorporated the principles of updated guidance in determining the fair value of financial assets when the market for those assets is not active, specifically its auction rate securities.

The guidance for fair value measurements and disclosure establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).  The three levels of the fair value hierarchy are described below:

Level 1	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2	Quoted prices in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability;

Level 3	Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).

The Company’s derivative instruments, equity-linked financial instruments, and auction rate securities represent those financial assets and liabilities measured at fair value by level within the fair value hierarchy.  As required by the guidance, assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.  The Company’s derivative instruments are valued using market prices.  These derivatives trade in liquid markets, and as such, market prices can generally be verified and do not involve significant management judgment.  Such instruments are classified within Level 2 of the fair value hierarchy.

The Company’s auction rate securities are reviewed for fair value on at least a quarterly basis.  The auction rate securities are traded in markets that are not active, trade infrequently and have little price transparency.  The Company has estimated the fair values based on weighted average risk calculations using probabilistic cash flow assumptions.  The auction rate securities are classified within Level 3 of the fair value hierarchy.

In December 2007, the guidance for business combinations was updated to provide new guidance for recognizing and measuring identifiable assets and goodwill acquired, liabilities assumed, and any noncontrolling interest in the acquiree. The updated guidance also provides disclosure requirements to enable users of the financial statements to evaluate the nature and financial effects of the business combination.  The provisions of the updated guidance were adopted January 1, 2009.  The adoption had no impact on the Company’s financial position, results of operations, or cash flows.

In December 2007, the guidance for noncontrolling interests was updated to establish accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest, and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated.  The guidance also establishes disclosure requirements that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners.  The provisions of the updated guidance were adopted January 1, 2009.  The adoption had no impact on the Company’s financial position, results of operations, or cash flows.

In March 2008, the guidance for derivatives and hedging was updated for enhanced disclosures about how and why an entity uses derivative instruments, how derivative instruments and the related hedged items are accounted for, and how derivative instruments and the related hedged items affect an entity’s financial position, financial performance and cash flows.  The provisions of the updated guidance were adopted January 1, 2009.  The adoption had no impact on the Company’s financial position, results of operations, or cash flows.

In May 2008, the guidance for convertible debt instruments was updated.  The guidance was updated to specify that issuers of convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) should separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods.  As the Company has had no convertible debt instruments that could be settled in cash upon conversion, whether in full or partially, the adoption of the adopted guidance had no impact on the Company’s financial position, results of operations, or cash flows.

In June 2008, the guidance for share-based payment transactions was updated.  The guidance was updated to address whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in the earnings allocation in computing earnings per share under the two-class method described in ASC guidance for earning per share disclosures.  The provisions of the updated guidance were adopted January 1, 2009.  The adoption of the guidance had no impact on the Company’s financial position, results of operations, cash flows, or earnings per share data.

In June 2008, the guidance for derivatives and hedging when accounting for contracts in an entity’s own equity was updated to clarify the determination of whether an instrument (or embedded feature) is indexed to an entity’s own stock which would qualify as a scope exception from hedge accounting.  The provisions of the updated guidance were adopted January 1, 2009.  Refer to Note 3(q) to the consolidated financial statements set forth above for details.